AMENDMENT TO THE MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT dated this 5th day of October, 2006 to the Mutual Fund Custody Agreement dated as of February 26, 2002, as amended (the “Custody Agreement”), by and between Old Mutual Advisor Funds II (formerly PBHG Funds), a Delaware business trust and Wachovia Bank, National Association (“Wachovia”) (formerly First Union National Bank), shall be as follows:

WHEREAS, Old Mutual Advisor Funds II and Wachovia have previously entered into a Custody Agreement and Old Mutual Advisor Funds II established and/or has an interest in the custodian account and custodial relationship with Wachovia Bank; and

WHEREAS, effective December 30, 2005, Wachovia Corporation sold its institutional custody services business, including the custodial account and custodial relationship referenced above, to U.S. Bank National Association (“U.S. Bank”); and

WHEREAS, the parties desire to amend the said Custody Agreement to reflect the change in Custodian; and

WHEREAS, Paragraph 31 of the Custody Agreement allows for its amendment by mutual agreement of the parties; and

WHEREAS, Paragraph 32 of the Custody Agreement allows for the appointment of a successor custodian by the board of trustees of Old Mutual Advisor Funds II.

NOW, THEREFORE, the parties agree as follows:

U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank does hereby: (i) confirm it is qualified to establish and maintain the custodial account and custodial relationship and act as custodian under the Custody Agreement; (ii) confirm the assignment and its acceptance of the powers, rights, functions, duties and interests as successor to Wachovia under the Custody Agreement; (iii) represent that it is eligible, and satisfies all applicable requirements and qualifications to become successor, and (iv) agree to perform each of such duties and obligations of the custodial relationship, all as provided in the Custody Agreement and subject to the provisions currently set forth therein.

Effective October 5, 2006, all references to Wachovia Bank, N.A. in the Custody Agreement shall be replaced with U.S. Bank, N.A.

Effective October 5, 2006, Schedule C to the Custody Agreement shall be replaced with the Schedule C attached hereto.

Except to the extent supplemented hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

OLD MUTUAL CAPITAL, INC.		U.S. BANK, N.A.

By:	/s/ Mark Black	By:	/s/ Michael R. McVoy

Name:	Mark Black	Name:	Michael R. McVoy

Title:	Chief Financial Officer	Title:	Vice President

SCHEDULE C

TO THE CUSTODY AGREEMENT BETWEEN

OLD MUTUAL ADVISOR FUNDS II

AND U.S. BANK DATED FEBRUARY 28, 2002

AS AMENDED OCTOBER 5, 2006

Funds of the Trust:

Old Mutual Analytic U.S. Long/Short Fund
Old Mutual Barrow Hanley Value Fund
Old Mutual Columbus Circle Technology and Communications Fund
Old Mutual Emerging Growth Fund
Old Mutual Focused Fund
Old Mutual Growth Fund
Old Mutual Heitman REIT Fund
Old Mutual Large Cap Fund
Old Mutual Large Cap Growth Fund
Old Mutual Large Cap Growth Concentrated Fund
Old Mutual Mid-Cap Fund
Old Mutual Select Growth Fund
Old Mutual Small Cap Fund
Old Mutual Strategic Small Company Fund
Old Mutual TS&W Small Cap Value Fund
Old Mutual Cash Reserves Fund
Old Mutual Dwight Intermediate Fixed Income Fund
Old Mutual Dwight Short Term Fixed Income Fund